FOR IMMEDIATE RELEASE

                                               Contact:  Lisa Laube
                                                         President
                                                         Party City Corporation
                                                         973-453-0888


                   PARTY CITY CORPORATION NAMES GEORGE GRANOFF
              EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

     ROCKAWAY N.J., July 12, 2006 - Party City Corporation today announced the appointment of George Granoff as Executive Vice President and Chief Operating Officer of the Company, America's largest party goods retail chain.

     Mr. Granoff, 60, has been working closely with the Company in an executive consulting capacity for the past four months and will immediately assume responsibilities for store operations, information technology, merchandise planning and allocation and human resources. Prior to joining Party City, from 1992 to 2005, Mr. Granoff owned and operated a retail store concept specializing in fine arts materials and also founded Sherborn Optical, a specialty store within a store concept. Prior to 1992, Mr. Granoff led both the Ames and Bradlees chain of department stores as President and COO.

     "We are very fortunate to have George join our management team," said Lisa Laube, President of Party City Corporation. "With his experience and success building brands and businesses, he is an ideal choice to help innovate and take our national network of stores to new levels."

     Party City is America's largest party goods retail chain operating more that 500 company-owned and franchise stores in the United States and Puerto Rico.

     Amscan Holdings, Inc. designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts and stationery. In December 2005, Amscan Holdings, Inc. completed its acquisition of Party City Corporation.

     Certain statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to identify and realize acquisition synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, the effect of fluctuation in interest rates and foreign currency, our ability to manage successfully our franchise program, our ability to attract and retain qualified personnel, the effect of changes in raw material and other costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.


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